EXHIBIT 3.1

CERTIFICATE OF FORMATION
OF
BOISE CASCADE HOLDINGS, L.L.C.

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Filed in accordance with the provisions of §18-201 and §18-214 of the Limited Liability Company Act
of the State of Delaware
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This Certificate of Formation is being filed pursuant to Section 18-214(b) of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (the “Delaware LLC Act”), in connection with the conversion of Boise Cascade Company, a Delaware corporation, to a Delaware limited liability company.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

FIRST

The name of the limited liability company is Boise Cascade Holdings, L.L.C. (the “Company”).

SECOND

The Company’s registered office in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801.  The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 20th day of December, 2005.

/s/ David G. Gadda
Name: David G. Gadda
Title: Authorized Person